Exhibit 4.8

SUPPLEMENTAL INDENTURE NO. 7

SUPPLEMENTAL INDENTURE No. 7 (this “Supplemental Indenture”), dated as of August 29, 2011 among Affinion Brazil Holdings I, LLC (“Affinion Brazil I”), a Delaware limited liability company and an indirect subsidiary of Affinion Group, Inc. (or its permitted successor), a Delaware corporation (the “Issuer”), Affinion Brazil Holdings II, LLC (“Affinion Brazil II”), a Delaware limited liability company and an indirect subsidiary of the Issuer, Prospectiv Direct, Inc., a Delaware corporation and a direct subsidiary of the Issuer (“Prospectiv”, and together with Affinion Brazil I and Affinion Brazil II, the “Additional Subsidiary Guarantors”), the Issuer, and Wells Fargo Bank, National Association, as Trustee under the Indenture (the “Trustee”).

WITNESSETH:

WHEREAS the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 26, 2006, providing for the issuance of Senior Subordinated Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Issuer shall cause the Additional Subsidiary Guarantors to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantors shall Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(v) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. The Additional Subsidiary Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFINION GROUP, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

AFFINION BRAZIL HOLDINGS I, LLC

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

AFFINION BRAZIL HOLDINGS II, LLC

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

PROSPECTIV DIRECT, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President

Supplemental Indenture No. 7 (Senior Sub)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jayne Sillman
Name: Jayne Sillman
Title: Vice President

Supplemental Indenture No. 7 (Senior Sub)